Exhibit 99.(g).1.b

AMENDMENT

AMENDMENT dated as of May 19, 2015, between Virtus Alternative Solutions Trust (the “Fund”), for itself and for each of its series listed on Schedule I attached hereto, as amended from time to time (individually and collectively the “Series”) and The Bank of New York Mellon (the “Custodian”).

WHEREAS, the Fund and the Custodian have entered into a Custody Agreement dated as of March 21, 2014, as amended from time to time, (the “Agreement”); and

WHEREAS, the parties wish to amend the Agreement as set forth herein.

NOW THEREFORE, for and in consideration of the mutual promises hereinafter set forth, the parties hereto agree as follows:

1.	Schedule I to the Agreement shall be replaced in its entirety with Schedule I attached hereto for the addition of the following Series:

Virtus Credit Opportunities Fund

Virtus Multi-Strategy Target Return Fund

2.	This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communication and prior writings (except as provided herein and in the Agreement) with respect thereto. Except for any amendments to the Agreement, all terms and conditions of the Agreement will continue in full force and effect in accordance with its provisions on the date of this Amendment. References to the Agreement will be to the Agreement, as amended by this Amendment.

3.	No amendment, modification or waiver in respect of the matters contemplated by this Amendment will be effective unless made in accordance with the terms of the Agreement.

4.	This Amendment shall become effective upon execution by the parties hereto. From and after the execution hereof, any reference to the Agreement shall be a reference to the Agreement as amended hereby.

5.	Except as amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their respective officers, thereunto duly authorized, as of the date first above written.

AUTHORIZED SIGNER OF:

VIRTUS ALTERNATIVE SOLUTIONS TRUST

By:    /s/ W. Patrick Bradley

Name:    W. Patrick Bradley

Title: Senior Vice President, Chief Financial Officer and Treasurer

AUTHORIZED OFFICER OF:

THE BANK OF NEW YORK MELLON

By:    /s/ Christopher Healy

Name:    Christopher Healy

Title:     Managing Director

SCHEDULE I

Fund:

Virtus Alternative Solutions Trust

Series:

Virtus Alternative Income Solution Fund

Virtus Alternative Inflation Solution Fund

Virtus Alternative Total Solution Fund

Virtus Strategic Income Fund

Virtus Multi-Strategy Target Return Fund*

Virtus Credit Opportunities Funds

* Expected launch date on or after June 1, 2015

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